UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 27, 2025

Perpetua Resources Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-39918	98-1040943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 S. 8th Street, Ste. 201 Boise, Idaho	83702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 901-3060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	PPTA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Investor Rights Agreements

In connection with the closing of the Private Placement and pursuant to the terms of the Subscription Agreements (as defined and described in Item 3.02), Perpetua Resources Corp. (the “Company”, “we”, “us”, “our”) entered into separate investor rights agreements with each of Agnico Eagle Mines Limited (“Agnico”), and JPMorgan Chase Funding Inc., an affiliate of JPMorgan Chase & Co. (“JPMorgan”), respectively (each an “Investor Rights Agreement”) on October 28, 2025.

The Investor Rights Agreement with Agnico provides Agnico with certain rights, including the following: (i) a participation right in future equity offerings, subject to certain exceptions, that will allow Agnico to maintain or acquire, as applicable, up to the greater of: (x) an Ownership Percentage (as defined in the Agnico Investor Rights Agreement) that is the same as the Ownership Percentage that Agnico had immediately prior to completion of such offering; and (y) an Ownership Percentage equal to 9.99%, in each case after giving effect to the offering; (ii) the right to top up its Ownership Percentage to the aforementioned thresholds following cumulative dilutive issuances of 1.0%, subject to certain exceptions; (iii) reasonable access to certain scientific and technical data and reports of the Company; (iv) creation of a joint technical and exploration advisory committee, with equal representation from both the Company and Agnico, with respect to technical matters in connection with the development and exploration of the Stibnite Gold Project; and (v) provisions with respect to technical assistance Agnico may provide from time to time, including customary indemnity provisions with respect thereto. The Agnico Investor Rights Agreement terminates immediately upon Agnico’s Ownership Percentage falling below 1.5%.

The Investor Rights Agreement with JPMorgan provides JPMorgan with certain rights, including the following: (i) a participation right in future equity offerings, subject to certain exceptions, that will allow JPMorgan to maintain or acquire an Ownership Percentage (as defined in the JPMorgan Investor Rights Agreement) that is the same as the Ownership Percentage that JPMorgan had immediately prior to completion of such offering and (ii) reasonable access to certain scientific and technical data and reports of the Company. The JPMorgan Investor Rights Agreement terminates immediately upon JPMorgan’s Ownership Percentage (as defined in the JPMorgan Investor Rights Agreement) falling below 1.5%.

Registration Rights Agreement

In connection with the closing of the Private Placements and pursuant to the terms of the Subscription Agreements described below in Item 3.02, the Company, Agnico and JPMorgan executed and delivered a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to register the resale of the Private Placement Shares and Warrant Shares (each as defined below) in accordance with the Securities Act of 1933, as amended (the “Securities Act”). The Registration Rights Agreement contains standard representations, warranties, covenants, indemnification and other terms customary in similar transactions.

The foregoing descriptions of the terms of the Investor Rights Agreements and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of each of the foregoing documents, which are filed as Exhibits to this Current Report, and incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

On October 27, 2025, the Company entered into subscription agreements (the “Subscription Agreements”) with Agnico and JPMorgan, respectively, pursuant to which the Company agreed to sell and issue, for aggregate gross proceeds of US$255 million (i) 10,944,205 common shares, no par value, of the Company (“Common Shares” and such Common Shares to be issued and sold, the “Private Placement Shares”) at a price of US$23.30 per Common Share, 7,725,321 to Agnico and 3,218,884 to JPMorgan; and (ii) Common Share purchase warrants (the “Warrants”) to purchase up to an aggregate of 4,053,408 Common Shares at the prices and on the terms and conditions set forth therein and described below (the “Private Placement”). The Subscription Agreements contain customary representations, warranties and agreements by the Company, on the one hand, and by Agnico and JPMorgan and customary closing conditions. After giving effect to the issuance of the Private Placement Shares, and assuming the full exercise of the Warrants, (i) Agnico would own approximately 8.6% of the issued and outstanding Common Shares, and (ii) JPMorgan would own approximately 3.68% of the Common Shares. The Private Placements closed on October 28, 2025.

The terms of the Warrants are set forth in warrant certificates delivered at closing and entitle Agnico and JPMorgan to acquire 2,861,229 and 1,192,179 Common Shares, respectively (the “Warrant Shares”). Each investor’s Warrants were issued in three tranches, with one-third expiring on each of the first, second and third anniversaries of the closing date. The one-, two- and three-year Warrants will be exercisable at prices of $31.46, $34.95 and $38.45 per Common Share, respectively. The Warrants are subject to repurchase by the Company if the closing price of the Common Shares exceeds 130% of the respective exercise prices of each tranche of Warrants for a specified period and a registration statement covering the Warrant Shares is effective. The warrant certificates contain customary adjustment provisions in connection with, among other things, (i) share splits and distributions, (ii) rights offerings and (iii) certain events involving a capital reorganization, reclassification, combination or merger of the Company.

The Private Placement Shares and Warrants, and the Warrant Shares to be issued upon exercise of the Warrants, were offered in reliance upon an exemption from the registration requirement of the Securities Act, pursuant to Section 4(a)(2) thereof, applicable state securities laws and upon the exemption in section 602.1 of the TSX Company Manual, in respect of each of the Private Placement, as an eligible interlisted issuer. The issuances of the Private Placement Shares and Warrants have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

The foregoing description of the terms of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of Warrant, which is filed as an Exhibit to this Current Report, and incorporated by reference herein.

The Company intends to use the proceeds from the Private Placement, together with cash on hand and anticipated funding from the previously announced application for up to US$2 billion in project financing submitted to the Export-Import Bank of the United States (“EXIM”) in May 2025, for development of the Stibnite Gold Project, exploration activities, working capital and general corporate purposes.

Item 8.01	Other Events

Breaking Ground on the Stibnite Gold Project

In September 2025, the United States Forest Service (“USFS”) delivered to the Company a conditional Notice to Proceed (the “NTP”), recognizing that the Company has satisfied the requirements of the Record of Decision (“ROD”) published by the USFS in February 2025 necessary to commence Project construction and stating that the Project may begin construction conditioned only upon posting the required financial assurance for the Project. In advance of issuing the NTP, the USFS, Idaho Department of Lands (“IDL”) and U.S. Army Corps of Engineers (“USACE”) entered into an agreement establishing the required aggregate financial assurance for construction activities subject to the regulatory approvals issued by those agencies (and the Idaho Department of Environmental Quality (“IDEQ”)) and creating procedures for joint administration of this financial assurance. Subsequently, on October 21, 2025, the Company announced that it broke ground on early works construction for the Stibnite Gold Project after posting the required joint construction phase financial assurance and receiving notice from the USFS that the requirements of the ROD necessary to start construction had been satisfied, the Plan of Operations for the Project had been signed, and the Project could enter construction subject to the conditions and limitations set forth in the USFS notice. The Company also received notice from the IDL confirming that the approved construction phase financial assurance had been posted and the Company may commence construction on the Project, subject to the conditions and limitations set forth in the IDL notice.

Financial Assurance

In connection with the approvals and notices of the USFS, IDL and USACE referenced above, the Company posted a reclamation surety bond in the approximate amount of $139 million to satisfy its aggregate obligations to provide joint construction phase financial assurance to the USFS, USACE, IDL and IDEQ as required by regulatory authorizations from these agencies, including the USFS ROD for the Project and the IDL’s approval of the reclamation plan and permanent closure plan for the Project. The Company also posted approximately $4 million in financial assurance via a letter of credit in favor of the USACE to satisfy separate financial assurance requirements for off-site mitigation under the Clean Water Act Section 404 permit. Also, pursuant to approvals from the Idaho Department of Water Resources (“IDWR”), the Company is negotiating a letter of credit in the approximate amount of $16 million to satisfy a separate financial assurance requirement of that agency relating to its approval of the first stage of the dam for the tailings storage facility (“TSF”).

To facilitate satisfaction of these construction phase financial assurance requirements, in October 2025, the Company entered into multiple related financial agreements consisting of the above-mentioned surety bond and a related indemnity agreement with the surety provider; a credit facility and standby letter of credit in favor of the surety provider; and additional arrangements to support letters of credit in favor of the USACE and, when needed, IDWR for the separate financial assurance requirements (collectively, the “current financial assurance package”). The terms and conditions of the current financial assurance package with the surety provider require the Company to, among other things, maintain at least $200 million in aggregate collateral, cash and marketable securities, satisfy other collateral maintenance requirements and maintain compliance with reporting requirements and certain other covenants. The agreements with the bank providing the letters of credit also have customary credit facility requirements. The Company expects to replace the current financial assurance package with other non-cash financial assurance arrangements prior to or in connection with finalizing the full financing package for the Project. However, there can be no assurance that the Company will be able to replace the current financial assurance package on acceptable terms and on the anticipated timeline, or at all. Additionally, the Company’s future reclamation costs, whether in the construction phase or operations phase of the Project, may exceed the financial assurances the Company then has posted, which may require additional financial assurance to be provided to federal and state agencies, and those additional assurances may ultimately be unavailable to the Company. See “Risk Factors — “Mine closure and reclamation regulations and certain permits required to construct and operate mines include requirements that we provide financial assurance supporting our future reclamation obligations. The costs of providing financial assurance could significantly increase and we might not be able to provide financial assurance in the future.”

EXIM Debt Financing

As previously disclosed, in April 2024 EXIM extended a non-binding LOI to the Company for potential debt financing of up to $1.8 billion through EXIM’s Make More in America initiative (“MMIA”) and the China and Transformational Exports Program (“CTEP”). On May 23, 2025, the Company announced that it had submitted its formal application to EXIM for potential debt financing of up to $2.0 billion. The increase in the application amount to $2 billion reflects the increase in the estimated number of job-years indicated by the Financial Update and basic engineering work completed in the first quarter of 2025. On September 8, 2025, the Company announced that it received a preliminary, non-binding indicative financing term sheet from EXIM, as part of a Preliminary Project Letter (“PPL”) conveying EXIM’s initial due diligence findings to the Company. Along with the preliminary indicative term sheet, the PPL provides a summary of EXIM’s initial due diligence findings of the Project to date. The Company continues to work with EXIM to advance the project through the next stages of EXIM’s due diligence and loan application process. The Company currently anticipates final consideration from the EXIM board of directors by the spring of 2026. A funding commitment, if any, is conditional upon successfully completing the due diligence and underwriting process, and, if approved, may not be for the full amount indicated in the LOI or the PPL. If the due diligence process is successful, the Company anticipates closing the debt financing in 2026. The Company is also in discussions with certain other government agencies regarding the possibility of securing additional debt facilities to fund any cost overruns that may be incurred in connection with the development and construction of the Project; however, there is no assurance that such discussions will result in any financing commitments. See “Risk Factors — The issuance of a final financing commitment from EXIM is subject to EXIM’s underwriting criteria, authorization process, finalization and satisfaction of terms and conditions, and the amount and timing of such funding, if any, is uncertain and subject to conditions outside the Company’s control.”

Early Project Construction Activities

In connection with breaking ground on the Stibnite Gold Project and moving into the initial construction phase for the Project, the Company has issued a request for proposal (“RFP”) to assess the technical and economic feasibility of multiple emerging potential off-site processing facilities from third parties to secure antimony for domestic uses. The RFP review process will evaluate companies on potential production capacity, capitalization, reliability, environmental track record, creditworthiness, production readiness, and the ability to meet end users’ product requirements and market needs, among other factors. The Company intends to make a final selection in the fourth quarter of 2025, subject to due diligence review. In August 2025, the Company’s wholly owned subsidiary, Perpetua Resources Idaho, Inc. (“PRII”), also entered into a worker housing camp supply and installation agreement (the “ATCO Agreement”) with ATCO Structures & Logistics (USA) Inc. for the design, construction and installation of a 1,010 person turnkey camp accommodation and site package for the Project for a contract price of $131.7 million. Pursuant to the terms of the ATCO Agreement and certain stipulations, which the Company voluntarily entered into in connection with the lawsuits challenging the USFS ROD in exchange for the plaintiffs’ commitments not to seek a preliminary injunction, the on-site work relating to the worker housing camp through February 1, 2026 will be limited to preparation of the camp area (e.g., grading, installation of drainage and erosion controls) and supporting maintenance and improvement activities of certain roads. The ATCO Agreement includes standard provisions allowing for equitable adjustments to such contract price, including in connection with certain tax events, scope modifications, or demobilization exclusions at PRII’s election, and also includes customary indemnification, limitation of liability, insurance, reporting, and dispute resolution provisions.

CFO Succession

On October 1, 2025, the Company announced that Jessica Largent notified the Company’s Board of Directors of her intent to step down from her role as Chief Financial Officer and as a member of the Board of Directors of the Company, effective October 1, 2025, and to retire on January 2, 2026, having served in key financial roles to shepherd the Stibnite Gold Project through permitting and early financing. Effective October 1, 2025, the Board of Directors appointed Mark Murchison to succeed Ms. Largent as Chief Financial Officer. Mark Murchison joins the Company with over 25 years of experience in metals and mining, including seven years as Chief Financial Officer of Alacer Gold (“Alacer”), 12 years in various financial leadership roles at Rio Tinto and, most recently, US Vanadium, a private vanadium producer based in Arkansas, where he served as Chief Financial Officer and Secretary since 2022. Mr. Murchison has significant experience in capital project management, including raising project finance and managing capital allocation and a significant mine expansion project during his tenure at Alacer.

Legal Proceedings

On August 29, 2025 the Nez Perce Tribe filed a lawsuit against the USFS, United States Department of Agriculture (“USDA”), and other federal agencies in the United States District Court for the District of Idaho the challenging the USFS ROD and other approvals by the USFS and other federal agencies in connection with the Stibnite Gold Project and alleging violations of the National Environmental Policy Act (“NEPA”) and other federal statutes, regulations, rules, and requirements in the regulatory review and approval process in of the Project. Among other remedies, the Tribe seeks to vacate the USFS ROD, the Final Environmental Impact, Final Biological Opinions, and other approvals and to enjoin any further implementation of the Project. PRII filed a motion to intervene in this lawsuit, which was granted by the District Court on September 4, 2025. A scheduling order has not been entered in this case.

The U.S. District Court on October 2, 2025 issued a general order staying all civil cases listed in order due to the partial shutdown of the federal government over appropriations for the government (the “October Order”). The list included both this above-mentioned lawsuit filed by the Nez Perce Tribe and the lawsuit filed against USFS, USDA, and other federal agencies on February 18, 2025 by a number of claimants, including Save the South Fork Salmon and the Idaho Conservation League, also alleging violations of NEPA and other federal statutes, regulations, rules, and requirements in the regulatory review and approval process in connection with the Stibnite Gold Project. This stay does not affect the validity of the USFS ROD or any of the other approvals challenged in the either of these lawsuits in connection with the Stibnite Gold Project, and all such approvals remain in effect.

Before the District Court entered its October Order in the two lawsuits challenging the USFS ROD, the Company entered into voluntary stipulations with the plaintiffs in both cases that place certain restrictions on the construction of the Stibnite Gold Project until February 1, 2026. In exchange for the Company’s commitments to these restrictions, the plaintiffs in each case agreed not to seek a preliminary injunction against development of the Project in conformance with the stipulations during the restriction period until February 1, 2026. These stipulations were filed with the District Court before the October Order was entered.

The Idaho Board of Environmental Quality (“Board”) on May 27, 2025 released its final order upholding the air permit to construct (“PTC”) issued by the IDEQ in June 2022 and denying certain petitioners’ appeal from various administrative proceedings with respect to the PTC. The Board on June 27, 2025 denied the petitioners’ motion for reconsideration. Thereafter, the petitioners filed a petition for judicial review in the Idaho state district court for the County of Ada against the Board and IDEQ seeking to set aside the PTC as violative of applicable law and challenging the decisions of the Board upholding the PTC. IDEQ and the Board thereafter moved to dismiss the complaint on procedural grounds, and the court denied that motion and allowed the petitioners to amend their petition. The petitioners’ amended petition, which names the Company as well as IDEQ and the Board as defendants, was served on the Company on or about September 23, 2025. A scheduling order has not been entered by the court regarding the amended petition.

Risk Factor Update

The following risk factors are provided to update and supplement the risk factors of the Company previously disclosed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025 and June 30, 2025.

Our largest shareholder has significant influence on us and may also affect the market price and liquidity of our securities.

Paulson holds in the aggregate 30.1% of the outstanding shares in Perpetua as of October 21, 2025. After giving effect to the Private Placement, Paulson will hold 27.3%, Agnico will hold 6.5% and JPMorgan will hold 2.7% of the outstanding common shares of the Company (without giving effect to exercise of any Warrants). Accordingly, Paulson will continue to have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, and the sale of all or substantially all of our assets and other significant corporate actions. The concentration of ownership of the common shares by Paulson may: (i) delay or deter a change of control of the Company; (ii) deprive shareholders of an opportunity to receive a premium for their common shares as part of a sale of the Company; and (iii) affect the market price and liquidity of the common shares. Pursuant to the terms of the Amended and Restated Investor Rights Agreement dated March 17, 2020 between Paulson, Idaho Gold Resources Company, LLC (wholly-owned subsidiary of the Company) and the Company (the “Paulson IRA”), Paulson has the right to designate two Board members so long as Paulson holds not less than 20% of our common shares and the right to designate one Board member so long as Paulson holds not less than 10% of our common shares. Marcelo Kim and Andrew Cole are Paulson’s nominees to the Board and Marcelo Kim was appointed Chairman of our Board in March of 2020.

As long as Paulson maintains its shareholdings in the Company, Paulson will have significant influence in determining the members of the Board. Without the consent of Paulson, we could be prevented from entering into transactions that are otherwise beneficial to us. The interests of Paulson may differ from or be adverse to the interests of our other shareholders. The effect of these rights and Paulson’s influence may impact the price that investors are willing to pay for our shares. If Paulson or its affiliates sell a substantial number of our common shares in the public market, the market price of the common shares could fall. The perception among the public that these sales will occur could also contribute to a decline in the market price of our common shares.

Additionally, under the terms of the Paulson IRA, the Agnico Investment Rights Agreement and the JPMorgan Investment Rights Agreement, Paulson, Agnico and JPMorgan have the right to participate pro rata in any equity offering by the Company, subject to certain exceptions.

We do not currently have sufficient funds or committed financing necessary to fund the estimated capital cost of the Project, and we may be unable to raise the necessary funds. Financing that we enter into to fund the Project may subject us to restrictive covenants, significant debt service costs or otherwise affect the value of the Project.

On October 21, 2025, we announced that we broke ground on the Stibnite Gold Project after posting construction phase financial assurance for the Project as required by the agreement among the USFS, USACE and IDL and receiving clearance from those agencies to commence construction subject to the terms stated in those clearances. According to the Financial Update, as of December 31, 2024, the total initial capital cost estimate for the Project was approximately $2,215 million, excluding debt service and other financing costs.

We do not currently have sufficient funds or committed financing to fund the estimated capital cost of the Project and our ability to obtain sufficient funds or committed financing on acceptable terms, or at all, may be impacted by various factors, including, but not limited to, market conditions or commodity pricing; unfavorable interest rates; regulatory uncertainty; the incurrence of additional debt, which may be subject to certain restrictive covenants; and permitting delays, challenges to our existing permits, ability to post financial assurance for operations following completion of construction or other unforeseen issues relating to our existing or future permits. The cost and terms of such financing, if obtained, may significantly reduce the expected benefits from development of the Project and/or render such development uneconomic, including by imposing restrictive covenants; limiting our ability to control certain property or development decisions as a result of our entry into joint ventures or other similar arrangements; the loss of certain economic benefits of our property as a result of our entry into royalty or similar agreements; or dilution to existing shareholders resulting from additional equity financing.

As part of our previously announced, comprehensive financing package, in May 2025 we submitted a formal loan application to EXIM for debt financing in the amount of $2.0 billion to finance construction of the Project and received a preliminary, non-binding indicative financing term sheet in September. However, there can be no assurance that our application will be granted or that, if granted, any funding provided by EXIM will be sufficient for us to construct the Project. See “— The issuance of a final financing commitment from U.S. EXIM is subject to U.S. EXIM’s underwriting criteria, authorization process, finalization and satisfaction of terms and conditions, and the amount and timing of such funding, if any, is uncertain and subject to conditions outside the Company’s control.”. If our financing application is not approved or, if approved, such financing is not sufficient for us to construct the Project, we may need to incur debt from other financing sources to fund the estimated capital cost of the Project. The terms of any potential debt financing may impose operating and financial restrictions on us and our subsidiaries, which may limit our ability to respond to changing business and economic conditions. For example, any such debt financing may contain restrictive covenants that limit our ability to incur additional indebtedness, make particular types of investments, incur certain types of liens, engage in fundamental corporate changes, enter into transactions with affiliates, make substantial asset sales, make certain restricted payments, enter into amendments or waivers to certain agreements, conduct certain sale leasebacks or enter into certain burdensome agreements. These covenants could adversely affect our ability to finance our future operations or capital needs or to execute preferred business strategies. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions.

Our failure to obtain sufficient financing could result in the delay or indefinite postponement of development, construction, or production at the Project. There can be no assurance that additional capital or other types of financing will be available when needed or that, if available, the terms of such financing will be favorable. Our failure to obtain financing could have a material adverse effect on our growth strategy and results of operations and financial condition.

The issuance of a final financing commitment from EXIM is subject to EXIM’s underwriting criteria, authorization process, completion of due diligence and loan documentation, finalization and satisfaction of terms and conditions, and the amount and timing of such funding, if any, is uncertain and subject to conditions outside the Company’s control.

On April 8, 2024, the Company announced that it received a non-binding and conditional LOI from EXIM for potential debt financing of up to $1.8 billion through EXIM’s MMIA initiative and the CTEP. On May 23, 2025, the Company announced that it had submitted its formal application to EXIM the for potential debt financing of up to $2.0 billion. More recently, on September 8, 2025, the Company announced that it received a preliminary, non-binding indicative financing term sheet from EXIM, as part of a PPL conveying EXIM’s initial due diligence findings to the Company. The LOI, PPL and indicative term sheet are non-binding and conditional and do not represent a financing commitment. A funding commitment, if any, is conditional upon successfully completing the due diligence and underwriting process, which may not be completed on the expected timeline, or at all. If the Company’s application is approved, there can be no assurance that the EXIM financing will be for the full amount indicated in the LOI or the increased amount requested in the application, or that the approved EXIM financing will be sufficient for the Company to construct the Project. Further, release of funding under any such commitment would be subject to the satisfaction of certain conditions and covenants by the Company. There can be no assurance that the Company will be able to successfully satisfy any or all of such conditions on the expected timeline, or at all, and the amount and timing of such funding, if any, is uncertain and subject to conditions outside the Company’s control.

The application review process is controlled by EXIM and is subject to the procedures, priorities and staffing of the agency, including in connection with any shutdowns of the federal government. As a result, the Company’s application may not be reviewed or processed on the Company’s preferred or expected timeline, and funds may not be available when needed to commence construction. Furthermore, EXIM funding is subject to the priorities of the federal government, which may result in changes to the amount, timing or conditions of funding. Even if approved, the terms of any EXIM funding may not be on acceptable terms or may be subject to conditions that the Company is unable to satisfy. If the Company is unable to secure EXIM financing, it may be unsuccessful in obtaining other project financing when needed or to commence construction on the Project.

We require various permits to complete construction and commence operation of the Project and continue any future operations, and delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that we have obtained, could have a material adverse impact on us.

We have received all federal and state permits needed to advance the Project into the initial construction phase, and in October 2025 we received confirmation from the USFS, IDL and USACE that we satisfied the remaining conditions under such permits to commence such initial construction. However, our current and anticipated future operations, including further development and construction activities and commencement of operations on the Project, require additional authorizations from various federal, state and local governmental authorities in the United States that we will need to obtain in the future. For example, the Company’s current construction plans include certain activities for which financial assurance must be posted with the IDWR. The financial assurance instrument proposed by the Company remains under review by the IDWR. Also, in addition to providing construction phase financial assurance in favor of federal and state agencies to satisfy the requirements of applicable federal and state law and the requirements of various governmental approvals, it is expected that additional financial assurance in favor of federal and state agencies in respect of Project operations after construction is completed will be required by the relevant agencies when the Company moves from the construction phase to the operations phase of the Project. Further, certain additional permits, beyond those necessary to initiate construction, will be required from federal and state agencies as part of the Company’s full construction plan. There can be no assurance that such regulatory authorizations will be obtainable on reasonable terms, when expected or at all. Furthermore, permitting requirements can be costly to comply with and involve extended timelines. Permitting delays, failure to obtain such permits, or a failure to comply with the terms of any United States federal, state or local permits that we have obtained or successful legal challenges to the issuance of permits we have obtained, could have a material adverse impact on us.

Although the Project was included on the United States’ FAST-41 list of priority projects, such inclusion may be reconsidered based on updated information and does not imply endorsement of or support for the Project by the federal government, or create a presumption that the Project will receive any required outstanding regulatory approvals or favorably reviewed by any agency, or receive federal funding.

The duration and success of efforts to obtain, maintain, and renew permits are contingent upon many variables not within our control. Shortage of qualified and experienced personnel in the various levels of government could result in delays or inefficiencies. Backlog within the permitting agencies could affect the permitting timeline of the various projects. Other factors that could affect the permitting timeline include

(i) the number of other large-scale projects currently in a more advanced stage of development which could slow down the review process, (ii) significant public response regarding the Project or any future projects the Company undertakes, and (iii) the initiation and disposition of legal proceedings challenging the Project or any regulatory approvals required for it. Additionally, to the extent that we are granted necessary permits, we will may be subject to a number of Project requirements or conditions, including, but not limited, to the installation or undertaking of programs to protect air and water quality and to safeguard protected species and their habitat, sites, or otherwise limit the impacts of our operations. Various permits will require the Company to provide bonding or other financial assurance to federal and state agencies to assure the Company complies with Project requirements, including requirements relating to reclamation of disturbances or impacts to the environment caused by the Project. Previously obtained permits may be suspended or revoked for a variety of reasons. While we strive to obtain and comply with all necessary permits and approvals, any failure to do so may have negative impacts upon our business or financial condition, such as increased delays, curtailment of our operations, increased costs, implementation of mitigation or remediation requirements, the potential for litigation or regulatory action, and damage to our reputation.

Mine closure and reclamation regulations and certain permits required to construct and operate mines include requirements that we provide financial assurance supporting our future reclamation obligations. The costs of providing financial assurance could significantly increase and we might not be able to provide financial assurance in the future.

We are required by United States federal and state laws and regulations to reclaim our mining properties. The specific requirements may change and vary among jurisdictions, but they are similar in that they aim to minimize long term effects of exploration and mining disturbance by requiring the control of pollutants and other possible deleterious substances, re-establishment to some degree of pre-disturbance land forms and vegetation, and restoration of natural resources. The Company’s approved mine plans also include certain commitments to address legacy conditions at the Project site created by historical mining operations of other mining companies and to restore to some degree natural and environmental resources to conditions existing before those historical mining operations. Such commitments in the approved mine plans are included within the Company’s financial assurance obligations. We are currently required, and may in the future be subject to additional requirements, to provide bonding or other financial assurance as security for reclamation costs, which may exceed our estimates for such costs. In addition, we may enter into various financial agreements to satisfy financial assurance requirements, and the terms of such agreements may impose certain restrictions on us or require us to post cash collateral. For example, we posted a reclamation surety bond in the approximate amount of $139 million in construction phase financial assurance in order to satisfy joint requirements of USFS, IDL, USACE, and IDEQ under applicable federal and state law prior to commencing construction of the Project. The Company also posted approximately $4 million in financial assurance via a letter of credit in favor of the USACE to satisfy separate financial assurance requirements for off-site mitigation under the Clean Water Act Section 404 permit. Also, pursuant to approvals from the IDWR, the Company is negotiating a letter of credit in the approximate amount of $16 million to satisfy a separate financial assurance of that agency. To facilitate satisfaction of these construction phase financial assurance requirements, in October 2025 we entered into multiple related financial agreements consisting of the above-mentioned surety bond and a related indemnity agreement with the surety provider; a credit facility and a standby letter of credit in favor of the surety provider; and additional arrangements to support letters of credit in favor of the USACE and, when needed, IDWR for the separate financial assurance requirements The terms and conditions of the current financial assurance package with the surety provider require us to, among other things, maintain at least $200 million in aggregate collateral, cash and marketable securities, satisfy other collateral maintenance requirements and maintain compliance with reporting requirements and certain other covenants. The agreements with the bank providing the letters of credit also have customary credit facility requirements. Compliance with the collateral maintenance requirements of the current financial assurance package may strain our financial resources or otherwise reduce liquidity that would otherwise be available for other uses and, therefore, may have an adverse impact on our financial condition. Furthermore, a claim on the surety bond or a breach of our covenants in favor of the surety provider under or our failure to fulfill our obligations under the related indemnity agreement entitles the surety to demand collateral up to 125% of the aggregate penal sum of all outstanding bonds, plus associated costs and expenses. Similarly, a breach of our covenants or other obligations under the credit facility supporting the lenders of credit constituting an event of default enables the bank to accelerate repayment and enforce collateral rights. Any such collateral demand or acceleration would adversely affect our financial condition and may have the effect of delaying the progress of development of the Project.

We expect to replace the current financial assurance package with other non-cash financial assurance arrangements prior to or in connection with finalizing the full financing package for the Project. However, there can be no assurance that we will be able to replace the current financial assurance package on acceptable terms and on the anticipated timeline, or at all. Additionally, our future reclamation costs, whether in the construction phase or operations phase of the Project, may exceed the financial assurances we post, which may require additional financial assurance to be provided to federal and state agencies, and those assurances may ultimately be unavailable to us.

We have no history of commercially producing precious metals from our mineral properties and there can be no assurance that we will successfully establish mining operations or profitably produce precious metals.

We have only recently commenced construction of the Project, and we have no ongoing mining operations or revenue from mining operations. Mineral development and mine construction have a high degree of risk and few properties that are explored are ultimately developed into producing mines. The successful development of the Project will require obtaining committed financing, the completion of a multi-year construction process and operation of mining areas, processing facilities and related infrastructure, as well as ongoing compliance with and maintenance of federal, local and state permits and financial assurance requirements. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises, including, among others:

•	The need to obtain and maintain environmental and other governmental approvals and permits, the timing and conditions of those approvals and permits, and challenges, including litigation, to the issuance of such approvals and permits;

•	The need to maintain financial assurance in favor of federal and state agencies required under applicable statutes, regulations and permits for the construction phase of the Project and to obtain additional financial assurance for the operations phase of the Project;

•	The potential that future exploration and development of mineral claims on or near the Project site may be impacted by litigation and/or consent decrees entered into by previous owners of mineral rights;

•	The availability and cost of funds necessary to finance construction and development activities;

•	The timing and cost, which can be considerable, of the construction of mining and processing facilities, as well as other related infrastructure;

•	Opposition from Native American tribes, non-governmental organizations, environmental groups or local groups, including the initiation of legal proceedings in courts or before administrative bodies, which may delay or prevent permitting, development, exploration, construction and operation activities;

•	Potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies, services, and foreign exchange rates;

•	The availability and cost of skilled labor and mining equipment; and

•	The availability and cost of appropriate smelting and/or refining arrangements.

The costs, timing and complexities of mine construction and development are increased by the remote location of the Project, with additional challenges related thereto, including access, water and power supply, and other support infrastructure. The lack of availability of such infrastructure on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay further development of the Project. Cost estimates have in the past and may in the future increase significantly as more detailed engineering work and studies are completed and as construction activities progress. We do not have an operating history upon which we can base estimates of future operating costs; thus, actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and there are no assurances that any current or future development activities will result in profitable mining operations. New mining operations commonly experience unexpected costs, problems and delays during development, construction, and mine start-up. In addition, delays in the commencement of mineral production often occur. Furthermore, a significant drop in commodity prices over a sustained period of time could render the Project not economically viable or limit our ability to maintain operations. Accordingly, there are no assurances that our activities will result in profitable mining operations, that we will successfully establish mining operations, or that we will profitably produce precious metals at the Project.

In addition, there is no assurance that our mineral exploration activities will result in any discoveries of new ore bodies. If further mineralization is discovered, there is also no assurance that the commercial production of the mineralized material would be economical. Discovery of mineral deposits is dependent upon a number of factors and significantly influenced by the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit is also dependent upon a number of factors which are beyond our control, including the attributes of the deposit, commodity prices, government policies and regulation, and environmental protection requirements.

Construction of mine facilities is subject to all of the risks inherent in construction and start-up, including delays and costs of construction in excess of our projections.

Construction of mine facilities is inherently risky and subject to many risks, many of which are beyond our control, that could delay or prevent the completion of, or significantly increase the costs of construction of, the Stibnite Gold Project, including:

•	Design, engineering, procurement and construction difficulties or delays, including unusual or unexpected geologic formations and conditions;

•	Availability of materials, equipment and labor;

•	Cost overruns, including due to inflation or tariffs;

•	Our failure or delay in obtaining necessary legal, regulatory and other approvals and permits;

•	Failure to obtain or delays in obtaining project construction financing;

•	Interruptions in the supply of the necessary equipment, construction materials or labor, or an increase in their price;

•	Injuries to persons and property;

•	Opposition of local and or non-governmental-organization interests, including litigation and/or contested administrative proceedings; and

•	Natural disasters, inclement weather, accidents, political unrest, or unforeseen events.

If any of the foregoing events or other unforeseen events were to occur, our financial condition could be adversely affected and we may be required to seek additional capital, which may not be available on commercially acceptable terms, or at all. If we are unable to complete construction of the Project, we may not be able to recover any costs already incurred. Even if construction of the Project is completed on the expected timeline, the costs could significantly exceed our expectations and result in a materially adverse effect on our business, results of operations, financial condition, and cash flows.

Our operations, including permits, currently are and in the future may be subject to legal challenges, which could result in adverse impacts to our business and financial condition.

Our mining, exploration, and development operations, including Project construction and operations and the regulatory authorizations required for such activities, may be subject to legal challenges at the international, federal, state, and local level by various parties. Such legal challenges may allege non-compliance with laws and regulations by regulatory agencies or the Company and may seek to invalidate permits or regulatory actions regarding the Project or future projects undertaken by the Company. For example, on February 18, 2025, following the USFS’ publication of its ROD and FEIS authorizing the Project, subject to conditions such as approval of the mine plan of operations and other plans and posting of required financial assurance, claims were filed in the U.S. District Court for the District of Idaho against the USFS and other federal agencies by a number of claimants. The claims allege, among other things, violations of NEPA and other federal laws in the regulatory process and seeks to vacate key governmental permits and Project approvals and enjoin any further implementation of the Project. On August 29, 2025, the Nez Perce Tribe filed similar claims against the USFS and other federal agencies in the U.S. District Court for the District of Idaho challenging the USFS ROD and other federal authorizations relating to the Project. The Court has granted PRII’s motion to intervene in both lawsuits. Other legal challenges in federal or state judicial or legal proceedings have been instituted, including a lawsuit in Idaho state court appealing from the issuance of an air permit to the Company for the Project by the IDEQ and a state administrative contested case proceeding challenging the IDEQ’s Clean Water Act Section 401 water quality certification. While the Company believes the federal and state regulatory processes in respect of the Project have been conducted thoroughly and completely by the relevant regulatory agencies, there can be no assurance that the USFS ROD, FEIS and other Project approvals will be upheld upon administrative or judicial review or that such proceedings will be resolved in a timely manner. Also, timing with respect to the decisions in these legal challenges is uncertain.

Additionally, our Project is located in a mining district with significant impacts from legacy mining operations of other mine operators prior to our acquisition of legal interests in certain properties. Pursuant to CERCLA and other statutes, there is a risk that we may be subject to liability and remediation responsibilities with respect to these sites under applicable law, consent decrees or similar agreements. The Company is currently party to an Administrative Settlement and Order on Consent (“ASAOC”) with the U.S. Environmental Protection Agency and U.S. Department of Agriculture issued pursuant to CERCLA. In the ASAOC, the Company agreed voluntarily to undertake specified response actions under an approved scope of work with respect to certain impacts from legacy mining operations. The response actions performed to date by the Company do not address all legacy conditions at the Project site, and it is uncertain whether the Company and the federal agencies will agree on additional scopes of work and if not, what, if any, regulatory or legal actions may be taken by the federal agencies. Also, the Company is subject to certain restrictions on the use of the Project mine site under the ASAOC and certain other consent decrees and agreements previously entered into by third parties and governmental authorities related to legacy ming impacts at the Project site.

Lawsuits and legal challenges to governmental permits and Project approvals, such as those described above and in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our Quarterly Reports on Form 10-Q, as well as legal proceedings or administrative challenges that may be brought in the future, may result in adverse impacts to our planned operations such as increased defense costs (to the extent we are a party to such challenges), the performance of additional mitigation and remedial activities, loss or modification permits for the Project, significant delays to our Project or increases to the construction or operating costs of the Project. We may also be subject to national or more localized opposition, including efforts by environmental groups, which could attract negative publicity or have an adverse impact on our reputation. Additionally, due to the nature of our business and our status as a publicly traded company, we may be subject to regulatory investigations, claims, lawsuits and other proceedings, including proceedings related to claims brought pursuant to federal securities laws, in the ordinary course of our business. The results of these or other legal proceedings that may arise cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on our business.

We depend on key personnel for critical management decisions and to manage our business effectively.

We are dependent on the services of a relatively small number of key personnel, including our Chief Executive Officer, Chief Financial Officer and other highly skilled and experienced executives and personnel focused on managing our interests and the advancement of the Stibnite Gold Project, in addition to the identification of new opportunities for growth and funding. The loss of any of these key personnel, through incapacity, resignation or otherwise, and the process of onboarding and integration of replacement personnel could divert management’s attention, disrupt or otherwise compromise the pace and success of our construction and development activities or otherwise have an adverse effect on our operations.

Additionally, to successfully develop and construct the Project, we will need to significantly expand our team of employees and operational and support staff and hire additional contractors, and it may be difficult to attract or retain individuals with the appropriate background and expertise in a timely manner and without incurring significant additional costs. The expansion of our team may also have the effect of diverting management’s attention. If we are not able to hire, retain and integrate these new team members or if they do not perform adequately, our business may be harmed.

A prolonged United States federal government shutdown could materially and adversely affect our business and operations.

Any disruption in the operations of the United States federal government, including the current shutdown resulting from the failure of Congress to enact appropriations bills, could materially and adversely affect our business, operations and financial condition. The current federal government shutdown has resulted, and may continue for a prolonged period of time to result, in the furlough of federal employees, reduced availability of government services, and suspension or delay of activities by key agencies that regulate, provide services to or otherwise interact with our business, including the SEC, USFS, EXIM, the Bureau of Land Management and the U.S. Department of Labor’s Mine and Safety Health Administration. During this period, review and approval of our filings, applications, and submissions could be delayed, and we may be unable to access or rely upon certain government data or systems. In particular, it may lead to disruptions and delays in completing early construction activities. Additionally, it could delay or disrupt EXIM’s ongoing review of our loan application and the timing of any final funding commitment that may be issued if our application is approved, which could in turn impact our broader plans for financing construction and development activities of the Project. Furthermore, the current shutdown affects the federal courts, which has resulted in certain delays to date, and could cause future delays, with respect to the administration of the legal proceedings pending in the U.S. District Court in Idaho that challenge various federal approvals of the Project. Delays in the administration of the pending legal proceedings in federal court delay the final disposition of those cases, which in turn could delay or disrupt implementation of the Project.

In addition, the federal government shutdown may adversely affect the broader U.S. economy, investor confidence, and capital markets. Such conditions could negatively impact the liquidity or trading volume of our securities, which in turn could have a material adverse effect on our business, results of operations, and stock price. Accordingly, the current and any future federal government shutdown, lapse in federal funding or protracted budget impasse could materially and adversely affect our operations, financing capabilities and overall financial condition.

For as long as we are an “emerging growth company,” or a “smaller reporting company” we have not been required to comply with certain reporting requirements that apply to some other public companies. Once we no longer qualify as an emerging growth company and a smaller reporting company, our regulatory compliance costs and the demands placed upon our management are expected to increase.

Since we became a reporting issuer in the United States, we have been an “emerging growth company” and a “smaller reporting company” as defined under U.S. securities reporting rules and, as such, we were exempt from certain disclosure requirements applicable to other public companies that are not emerging growth companies or smaller reporting companies. Based on our market capitalization and public float as of June 30, 2025, we expect to lose our smaller reporting company status in the first quarter of 2026 and our emerging growth company status as of December 31, 2026. Therefore, once we lose our status as an emerging growth company and a smaller reporting company and after the expiration of the transition period available to issuers who have lost such status, we will no longer be able to take advantage of the reduced disclosure requirements currently available to us. Specifically, starting in 2027 we will be required to, among other things:

•	Have an auditor report on our internal control over financial reporting pursuant to Sarbanes-Oxley;

•	Comply with any new or revised financial accounting standards without an extended transition period;

•	Provide expanded disclosure in our SEC filings, including, among other things, providing three, rather than two, years of audited financial statements in annual reports;

•	Include more detailed compensation discussion and analysis in our filings under the Exchange Act; and

•	Hold a non-binding stockholder advisory vote on executive compensation and stockholder approval of any “golden parachute” payments not previously approved.

In connection with the expected loss of our emerging growth company and smaller reporting company status, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with expanded disclosure requirements and the requirements of Section 404 of the Sarbanes- Oxley Act. If an independent assessment of our internal controls detects material weaknesses, or if we are unable to assert that our internal controls over financial reporting are effective, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected, and we could become subject to litigation or investigations by Nasdaq, SEC or other regulatory authorities, which could require additional financial and management resources and could have a material adverse effect on our business, financial condition, and results of operations.

Cautionary Statement

Investors should be aware that the U.S. EXIM Letter of Interest (“LOI”), is non-binding and conditional, and does not represent a financing commitment. A funding commitment, if any, is conditional upon successfully completing the due diligence and underwriting process, which may not be completed on the expected timeline, or at all. If the Company’s application is approved, there can be no assurance that the U.S. EXIM financing will be for the full amount indicated in the LOI or the increased amount requested in the application, or that the approved U.S. EXIM financing will be sufficient for the Company to commence construction of the Stibnite Gold Project. Further, release of funding under any such commitment would be subject to the satisfaction of certain conditions and covenants by the Company.

Statements contained in this Current Report that are not historical facts are "forward-looking information" or "forward-looking statements" (collectively, "Forward-Looking Information") within the meaning of applicable Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward-Looking Information includes, but is not limited to, expected replacement of financial assurance arrangements. Forward-Looking Information are based on certain material assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the Forward-Looking Information. For further information on these and other risks and uncertainties see the Company's filings with the SEC, which are available at www.sec.gov and with the Canadian securities regulators, which are available at www.sedarplus.ca. Except as required by law, the Company does not assume any obligation to release publicly any revisions to Forward-Looking Information contained in this Current Report to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

4.1*	Registration Rights Agreement, entered into by and among the Company, Agnico and JPMorgan on October 28, 2025.

4.2	Form of Common Stock Purchase Warrant

10.1*	Investor Rights Agreement, entered into by and between the Company and Agnico on October 28, 2025.

10.2*	Investor Rights Agreement, entered into by and between the Company and JPMorgan) on October 28, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERPETUA RESOURCES CORP.

Dated: October 28, 2025	By:	/s/ Mark Murchison
Mark Murchison

Chief Financial Officer